Exhibit 10(x)
Description of Non-Employee Director Equity Compensation Program
(Effective January 1, 2011)
Stock Awards
•	Award Value:
o	Each non-employee director elected at the Company’s annual meeting of stockholders shall automatically be granted, as of the date of such meeting, under the Long-Term Incentive Compensation Plan (LTICP), an award of Company common stock having an award value of $140,000.

o	A non-employee director who joins the Board effective as of any other date shall automatically be granted, as of such other date, under the LTICP, an award of Company common stock having an award value based on the full-year award value of $140,000 prorated to reflect the number of months (rounded up to the next whole month) remaining until the next annual meeting of stockholders; provided, however, that if the New York Stock Exchange (NYSE) is not open on the day such director joins the Board, the award shall be granted as of the next following day on which the NYSE is open.
•	Number of Shares Subject to Award: The number of shares of Company common stock subject to an award shall be determined by dividing the award value by the NYSE-only closing price of Company common stock on the date of grant (rounded up to the nearest whole share).

•	Vesting: The stock awards shall vest in full immediately upon grant.

•	Deferral: Non-employee directors may elect to defer receipt of their stock awards in accordance with the terms and conditions of the Company’s Directors Stock Compensation and Deferral Plan.